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                                                                   EXHIBIT 10(a)
                                 PERRIGO COMPANY
                         MANAGEMENT INCENTIVE BONUS PLAN
                             EFFECTIVE JUNE 29, 2003

OBJECTIVES

The objective of the Perrigo Company Management Incentive Bonus (MIB) plan is to:

         o Motivate top management employees to create added value for the company's shareholders through compensation incentives that are tied to the company's operating and financial performance.

         o Reward top management employees for their contribution and the overall performance of the company.

         o        Help attract and retain top management employees.

         o        Encourage cooperation among and between participants.

PARTICIPANTS

Participants must be employed in positions that are evaluated at grade 16 or above (excluding Customer Business Managers eligible for Sales Bonus).

TOTAL COMPENSATION OBJECTIVES - TOP MANAGEMENT

The total compensation objectives for top management employees are as follows:

         o The base pay compensation target is the median base pay rate for like positions in their competitive markets.

         o The total cash compensation target is ten percent (10%) above the market median for total cash compensation for similar positions in the appropriate labor market. Total cash compensation includes base pay and all short-term cash incentive opportunities, including MIB. Long-term incentives such as stock options are not included in the cash compensation objectives.

PLAN DESIGN

The Perrigo Company Management Incentive Bonus is based on Return-on-Assets and includes the following key features:

         o The focus on optimizing ROA is fundamental to growing and accelerating our earnings per share. As a low cost producer, we must maximize our profits per asset dollar.

         o At the beginning of each fiscal year, the Compensation Committee of the Board of Directors will determine the corporate return on assets goal. This goal is based on a comparison with similar companies in comparable industries, in conjunction with establishing challenging, but reasonable, expectations for the Perrigo business plan.


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         o        The MIB is a pooled fund concept. At the end of each fiscal year, money will have been accrued for disbursement to participants. The amount disbursed to each participant will be based on the number of shares assigned to the participant and the value of each share for the year (dollars in the pool/total number of MIB shares).

         o The number of shares allocated to each position will be made with consideration to grade level, and the total compensation objectives of the Perrigo Company.

         o        MIB payouts may be expressed as a percentage of base salary.
                  The percent of salary goal will be made in consideration of the grade level for each position and the total compensation objectives of the Perrigo Company. The amount disbursed to each participant will be and will be calculated using the percent of salary goal, multiplied by the actual ROA performance for the year, multiplied by each participant's base salary.

OTHER RULES

1. Partial year participation is permitted. Employees new to an MIB level position will join the plan on the first day of the month nearest their entry date.

2. Except as otherwise provided in paragraphs 3 below, no portion of the MIB is considered earned, and therefore payable, unless the participant is employed by Perrigo, in good standing, on the first day of the following fiscal year.

3.       If a participant's employment terminates during the fiscal year for:

         o        retirement at age 65 or older;

         o retirement at age 60 or older with at least 10 years of service;

         o retirement pursuant to the participant's acceptance of early retirement under an early retirement plan;

         o        permanent disability as determined by the Compensation
                  Committee; or

         o        death.

         The participant, or his or her estate in the case of death, shall be entitled to a pro rata portion of any MIB bonus payment for such fiscal year, computed to the date of such termination.

         Executive management retains the sole right to make, or not make, any such payments at its discretion. Reasons for not making MIB payments to retirees include (but are not limited to) poor performance and reason to believe that the former employee left Perrigo to accept full-time employment elsewhere or to serve in any capacity on behalf of known or potential competitors of the business.

4. Exceptions to paragraphs 2 and 3 above can only be made at the sole discretion of the Chief Executive Officer.

5. Extraordinary items (charges or credits) are generally excluded from the calculations of the plan at the discretion of the Board of Directors.


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6.       One hundred percent (100%) of any earned income will be paid within a reasonable time after the close of each fiscal year. Senior executives retain authority to reduce or withhold payment to any MIB participant reporting in their area of influence based on sub-standard performance. The Compensation Committee will be responsible for making this determination for any participant in a senior executive management positions.

OTHER PLAN DESIGN RATIONALE

The components of the plan have been selected with reasons detailed below:

Total depreciated assets less cash, including capitalized leases are used as a base for measurement for ease of comparison with FORTUNE 500 or other reported statistics on business performance. Because management should be motivated to generate as much cash as possible and because the return on cash invested is less than on assets, cash is excluded from the asset base on a monthly basis.

Operating Income This measure eliminates interest and other income/expenses and income taxes from the calculation.

         Interest income or expense is excluded because it is often related to non-operating activities such as stock buyback, option exercises, debt or equity issues, asset sales, etc. It is also subject to interest rate fluctuations over which management has little control.

         Income taxes are excluded because they are subject to legislative changes over which management has little, if any control.

Average depreciated assets less cash on a monthly basis are used to ensure continued management attention to controlling the use of assets throughout the year rather than emphasis on year-end figures.